UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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EFJ, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SEC 1913 (04-05)

EFJ, INC.

NOTICE OF 2007

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

DATE:	Friday, June 8, 2007
TIME:	10:00 a.m.
PLACE:	The Tower Club
8000 Towers Crescent Drive
Vienna, VA 22182

April 30, 2007

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of EFJ, Inc. The annual meeting will be held on June 8, 2007 at 10:00 a.m., local time, at The Tower Club, 8000 Towers Crescent Drive, Vienna, VA 22182. The Notice of Annual Meeting, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the Annual Meeting.

After careful consideration, our Board of Directors has approved the proposals set forth in the proxy statement and recommends that you vote for such proposals.

It is very important that your shares are represented and voted at the annual meeting. Accordingly, whether or not you plan to attend the annual meeting, we urge you to submit your proxy promptly by one of the methods offered. If you later wish to change your proxy vote, you may do so by revoking your proxy or voting in person at the annual meeting.

The continuing interest of our stockholders in the business of EFJ, Inc. is appreciated, and we hope you will be able to attend the Annual Meeting.

Sincerely,

Michael E. Jalbert

Chairman of the Board

EFJ, INC.

1440 Corporate Drive

Irving, TX 75038

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2007

The Annual Meeting of Stockholders of EFJ, Inc., a Delaware corporation, will be held on June 8, 2007, at 10:00 a.m., local time, at The Tower Club, 8000 Towers Crescent Drive, Vienna, VA 22182. At the annual meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

1.	To elect two Class II directors to serve until the annual stockholders’ meeting in 2010 and until their successors have been elected and qualified.

2.	To act upon such other business as may properly come before this annual meeting or any adjournment or postponement thereof.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set April 30, 2007, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment of the annual meeting.

Whether or not you plan to attend this annual meeting in person, please vote your shares by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. The prompt submission of your proxy will assist us in preparing for this annual meeting.

You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. It may be possible for you to vote in person at the annual meeting even if you have returned a proxy. Please review the proxy statement for more information.

By Order of the Board of Directors,

Robert C. Donohoo

Secretary

April 30, 2007

i

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS OF

EFJ, INC.

TO BE HELD ON JUNE 8, 2007

GENERAL INFORMATION

Purpose of the Meeting

The specific proposal to be considered and acted upon at this annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement.

Voting Rights and Solicitation

The accompanying proxy is solicited by the Board of Directors of EFJ, Inc. (“EFJ”, the “Company”, “we” or “us”). By executing and returning the enclosed proxy, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.

This proxy statement, the form of proxy and voting instructions are being sent to stockholders on or about May 5, 2007. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2006 accompanies this proxy statement. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference, except as otherwise provided herein. We have filed our Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission. It is available on the SEC’s website at www.sec.gov and on our website at www.efji.com. We will provide a copy of our Form 10-K to you, including the financial statements therein, without charge upon written request to our Corporate Secretary, 1440 Corporate Drive, Irving, Texas, 75038.

The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on April 30, 2007. EFJ’s common stock, par value $0.01, is the only class of capital stock that is outstanding. As of April 16, 2007, there were 26,030,867 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the annual meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the annual meeting. A majority of our outstanding shares present in person or by proxy shall constitute a quorum for the purpose of conducting business at the meeting.

If you attend the annual meeting, you may vote in person. If you are not present, your shares can be voted only if you have returned a properly executed proxy; and in this case, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the annual meeting by submitting a proxy with a later date or by attending the meeting and voting in person. Attendance at the meeting in person by itself is not sufficient to revoke your proxy.

If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by us to act as election inspectors for the annual meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum.

In the election of Directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of Directors to be elected by those shares, will be elected. Shares present but not voting on the election of Directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting and each may be accompanied by one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m., and the annual meeting will begin at 10:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport when you check in at the registration desk. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officer and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation but they will reimbursed for their reasonable out-of-pocket expenses they incur in connection with this solicitation. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in forwarding voting information to beneficial owners.

All of the directors are expected to attend the annual meeting of stockholders. All the directors except Mark Newman attended the 2006 annual meeting of stockholders.

Our principal executive office is located at 1440 Corporate Drive, Irving, Texas, 75038.

Selection of Nominees for the Board

The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct an evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Committee considers such relevant factors, as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Code of Ethics

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on the Company’s website (www.efji.com). The Company intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Proposal One: Election of Class II Directors

The full Board consists of six Directors. Our Second Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III directors, with each class serving staggered three-year terms. The term of office of our Class II directors expires at the annual meeting, the term of office of our Class III directors expires at the 2008 annual meeting of stockholders and the term of office of our Class I directors expires at the 2009 annual meeting of stockholders. Directors to replace those of a class whose terms expire at a given annual meeting are elected to hold office until the third succeeding annual meeting, and until their respective successors have been duly elected and qualified.

Board of Directors’ Nominees; Required Vote

The Board has nominated Veronica A. Haggart and Thomas R. Thomsen for election at the annual meeting. Veronica A. Haggart and Thomas R. Thomsen currently serve as our Class II directors. If you re-elect Ms. Haggart and Mr. Thomsen, they will hold office until the annual meeting of stockholder in 2010, or until their successors have been elected or until they resign.

It is not expected that either of the nominees will be unable or will decline to serve as a director. If either nominee is unable or declines to serve as a director at the time of the annual meeting, your proxy will be voted for the nominee proposed by the present Board of Directors. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting at which time a director for the Class that the director has been appointed will be elected.

Information About The Nominees For Director

Class II Directors Nominees Name and Age	Principal Occupation and Business Experience

Veronica A. Haggart (57)	Ms. Haggart has served as a director since June 2003. She currently heads her own consulting firm and is Vice President, Business Development for Discovery Mining, Inc. From April 2002-November 2003, Ms. Haggart was Vice President, Strategic Relations for XtremeSpectrum. XtremeSpectrum was acquired by Motorola’s Semiconductor Products Sector, now Freescale Semiconductor, Inc. From October 1984-May 2001, Ms. Haggart was employed by Motorola Inc. in various positions including Corporate Vice President and Director of Motorola Ventures, Eastern Region and Corporate Vice President and Director of Government Relations globally. She was appointed by the President and confirmed by the U.S. Senate as a Commissioner of the U.S. International Trade Commission where she served from 1982-1984. Currently, Ms. Haggart serves as a director of the University of Nebraska Foundation.

Class II Directors Nominees Name and Age	Principal Occupation and Business Experience

Thomas R. Thomsen (72)	Mr. Thomsen has served as a director of EFJ since July 1995. Between August 1995 and November 1999, he served as Chairman of the Board of Directors and Chief Executive Officer of Lithium Technology Corporation (“LTC”), a public company that manufactures rechargeable batteries. Mr. Thomsen had served as a director of LTC since February 1995. In January 1990, Mr. Thomsen retired as President of AT&T Technologies, after holding numerous senior management positions including director of Sandia Labs, Western Electric (Lucent Technologies), AT&T Credit Corp. and Oliveti Inc. Mr. Thomsen currently serves as a director of PECO II, Inc. and on the Executive Committee of the University of Nebraska Technology Park.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF THE ABOVE NAMED NOMINEES.

CORPORATE GOVERNANCE AND INFORMATION ABOUT DIRECTORS

Corporate Governance Guidelines

The Governance and Nominating Committee (the “Governance Committee”) of the Board has adopted corporate governance guidelines titled “Principles of Corporate Governance” which are available at www.efji.com by first clicking “Investor Relations” and then “Corporate Governance”. The Principles of Corporate Governance is also available in print to any stockholder who requests it. These principles were adopted by the Governance Committee to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the stockholders.

On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires, among other items, disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Pursuant to the “Principles of Corporate Governance”, the Board is charged with resolving any conflict of interest involving the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, the General Counsel or any executive vice president or senior vice president. The Executive Chairman and Chief Executive Officer are charged with resolving any conflict of interest involving any other elected officer of the Company.

The Board of Directors

The Board oversees our business affairs and monitors the performance of management. The Board met four (4) times during 2006. Each director attended at least 75% of the total number of Board and committee meetings, of which they were a member, held in 2006.

The Committees of the Board

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Mergers and Acquisition Committee, and a Governance and Nominating Committee.

Audit Committee

The Board of Directors has an Audit Committee, which is currently comprised of Dr. Bersoff, as Chairman, and Messrs. Newman, Thomsen and Wade. The Audit Committee’s primary purpose is to assist the Board of Directors’ oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and (d) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. As required by the Nasdaq Stock Market (“Nasdaq”) and Securities and Exchange Commission (the “Commission”) rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that each of the members of the Audit Committee is independent and does not have a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards for the Nasdaq. Our Board of Directors has determined that Dr. Bersoff, Chairman of the Audit Committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K. The Audit Committee met six (6) times during 2006. The Charter of the Audit Committee is available on our website at www.efji.com/committees.asp.

Compensation Committee

The Board of Directors has a Compensation Committee, which is currently comprised of Mr. Thomsen, as Chairman, and Ms. Haggart, Mr. Newman and Mr. Wade. The functions performed by the Compensation Committee include reviewing and establishing overall management compensation, administering our 1996 Stock Incentive Plan, our 2005 Omnibus Incentive Compensation Plan and approving the compensation of our named executive officers. Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence is defined in the listing standards for the NASDAQ. In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee met four (4) times during 2006. The Charter of the Compensation Committee is available on our website at www.efji.com/committees.asp.

Executive Committee

The Executive Committee may exercise the powers of the Board, other than approving or proposing to stockholders action required to be approved by the stockholders, filling vacancies on the Board or any of its committees, amending the Certificate of Incorporation without stockholder approval, adopting, amending or repealing bylaws, or approving a plan merger not requiring stockholder approval. Dr. Bersoff, and Messrs. Jalbert, Thomsen, and Wade serve as members of the Executive Committee, with Mr. Jalbert acting as Chairman of the Committee. The Executive Committee did not meet in 2006 or 2005.

Governance and Nominating Committee

The Board of Directors has a Governance and Nominating Committee, which is currently comprised of Ms. Haggart, as Chairperson, Dr. Bersoff and Mr. Wade. The Governance and Nominating Committee investigates and makes recommendations to the Board with respect to qualified candidates to be nominated for election to the Board and reviews and makes recommendations to the Board of Directors with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Governance and Nominating Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary at the principal executive office, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. In selecting the nominee, the Governance and Nominating Committee will assess the candidates’ independence, character and acumen and will endeavor to collectively establish a number of areas of core competency of the Board, including business judgment, management, economics, accounting and finance, legal, marketing, industry and technology knowledge, international business and strategic vision. This committee also investigates and makes recommendations to the Board with regard to all matters of corporate governance, including the structure, operation and evaluation of the Board and its committees. Our Board of Directors has determined that each member of the Governance and Nominating Committee is independent, as independence is defined in the listing standards for the NASDAQ. The Governance and Nominating Committee met four (4) times in 2006. The Charter of the Governance and Nominating Committee is available on our website at www.efji.com/committees.asp.

Mergers and Acquisition Committee

The Board of Directors has a Mergers and Acquisition Committee (the “M&A Committee), which is currently comprised of Messrs. Thomsen and Newman and Dr. Bersoff. Mr. Newman services as Chairman of the M&A Committee. The M&A Committee is appointed to review and assess, and assist the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The M&A Committee also oversees management and the Board’s due diligence process with respect to proposed acquisitions, investment and divestitures.

Executive Sessions of the Board of Directors

The Company’s independent Directors meet in executive session at each regularly scheduled meeting of the Board of Directors. Independent Directors include all Directors who are independent as determined by the Board of Directors. The independent Directors presently consist of all current Directors except Mr. Jalbert.

Independence of Directors

NASDAQ requires that a majority of the Board of Directors be “independent” directors as defined in NASDAQ Rule 4200. The Company reviewed the independence of the Directors and considered any transaction between each director or any member of his or her family and the Company. As a result of this review, the Board of Directors has determined that each member of the Board of Directors is independent under the NASDAQ definition of “independence” for the Board except for Mr. Jalbert, who is not considered independent because of his employment with the Company. Accordingly, all of the members of our Compensation Committee, Audit Committee and Governance and Nominating Committee are comprised of independent directors.

Communications with Directors

The Governance and Nominating Committee has approved and implemented procedures for shareholders and other interested persons to send communications to individual directors or the non-employee directors as a group. Written correspondence should be addressed to the director or directors in care of the Secretary at the Company’s address. All correspondence will either be forwarded to the intended recipient and to the Chair of the Governance and Nominating Committee, as appropriate, or held for review at the next regular Board meeting. A log of all correspondence addressed to the directors will also be kept for periodic review by the Governance and Nominating Committee and any other interested director.

Compensation Committee Interlocks and Insider Participation

Management compensation for 2006 was determined by the non-employee directors of the Company. None of these non-employee directors was at any time during 2006 or at any other time an officer or employee of the Company, and none of them had any relationship with the Company requiring disclosure under SEC rules.

Directors

The following are the biographies of our current directors except for the Nominee Directors. The biography of Veronica A. Haggart and Thomas R. Thomsen is included on page 3 under “Elect Two Directors.”

Class I Directors.    Class I Directors terms expire in 2009.

Name and Age	Principal Occupation and Business Experience

Edward H. Bersoff (64)	Dr. Bersoff has served as a director since June 1999. Dr. Bersoff is Chairman, President and CEO of ATS Corporation (ATSC), a publicly traded company listed on the Over the Counter Bulletin Board Exchange. Dr. Bersoff previously served as Vice-Chairman of Federal Services Acquisition Corporation which was renamed ATSC in January 2007. Earlier, Dr. Bersoff served as Chairman, CEO and President of BTG, Inc. from 1982 when he founded the company until it was sold to Titan Corporation in 2001. Dr. Bersoff also serves as a director of ICF International, MVM, Inc., 3001, Inc., New York University, Virginia Commonwealth University, The Inova Health System and the Meyer Foundation.

Name and Age	Principal Occupation and Business Experience

Winston J. Wade (68)	Mr. Wade has served as a director since July 1996. Effective February 1999, Mr. Wade retired as Chief Executive Officer and Chief Operating Officer of Binariang-Malaysia, a joint venture of MediaOne for which he served since January of 1997. From February to December 1996, he served as managing director of BPL U.S. West Cellular in India. From 1963 to 1996, he held various positions with Northwestern Bell, AT&T, and U.S. West Communications. Mr. Wade also serves as a director of UNIFI Mutual Holding Company and Western International University.

Class III Directors.    Class III Directors terms expire in 2008.

Name and Age	Principal Occupation and Business Experience

Michael E. Jalbert (62)	Mr. Jalbert was appointed President, Chief Executive Officer and Director on March 1, 1999 and was elected Chairman of the Board on March 25, 1999. Prior to joining us, Mr. Jalbert served as President and Chief Executive Officer of Microdyne Corp., a Nasdaq listed company, from March 1997 to February 1999. From 1995 to 1997, Mr. Jalbert served as President and Chief Executive Officer of IDB Communications. From 1992 to 1995, Mr. Jalbert was President of the CSD division of Diversey Corporation. Mr. Jalbert joined the Diversey Corporation from West Chemical Corporation, where he was President and Chief Operating Officer from 1987 to 1992.

Mark S. Newman (57)	Mr. Newman was appointed in 2005. Since August 1995, Mr. Newman has been the Chairman, President and Chief Executive Officer of DRS Technologies, Inc. (“DRS”). Mr. Newman is a director of Congoleum Corporation, DRS, and Refac Optical Group. He is a director of Business Executives for National Security, New Jersey Technology Council and is a member of the Board of Governors of the Aerospace Industries Association.

Certain Relationships and Related Transactions

The Board of Directors is considering and evaluating a written Related Party Transactions Policy for the review, approval or ratification of Related Party Transactions (all current or proposed transactions in excess of $25,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest). The Board of Directors has given the Nominating and Governance Committee the responsibility of considering and evaluating the policy and, if adopted, for overseeing the policy. The policy would require all Related Party Transactions to be approved or ratified by the Nominating and Governance Committee.

In June of 2006, EFJohnson, a wholly-owned subsidiary of the Company, entered into an agreement with DRS Technical and Management Services Corp. (“TAMSCO”). TAMSCO is a subsidiary of DRS Technologies, Inc. (“DRS”). Since August 1995, Mr. Newman has been the Chairman, President and Chief Executive Officer of DRS. Mr. Newman was appointed a director of the Company in 2005. Under the terms of the agreement, TAMSCO acquired approximately $8.1 million of products from EFJohnson. The terms of the transaction between TAMSCO and EFJohnson were negotiated on an arms length basis. The purchase price of the products acquired from EFJohnson is at fair market value.

INFORMATION ABOUT EXECUTIVE OFFICERS

Non-Director Executive Officers

Below is a list of our executive officers who are not members of the board of directors.

Name and Age	Principal Occupation and Business Experience

Jana A. Bell (43)	Ms. Bell was appointed Chief Financial Officer effective March 2005. Prior to joining us, Ms. Bell served as president and CEO of Simple Products Inc., from January 2003 until February 2005. Ms. Bell served as Chief Executive Officer, President and a director of @TRACK Communications, Inc., a Nasdaq listed company, from September of 1998 until September of 2002. From June of 1998 until September of 1998 Ms. Bell served as Executive Vice President and Chief Financial Officer of @TRACK. From March 1992 to June 1998, Ms. Bell was employed in a variety of capacities by AT&T Wireless Services and by its predecessors, including serving as Vice President and Chief Financial Officer for the Southwest region. Ms. Bell practiced public accounting for Ernst & Young LLP, last serving as an audit manager and is a certified public accountant.

Robert C. Donohoo (45)	Mr. Donohoo was appointed Senior Vice President and General Counsel effective July 10, 2006. Prior to joining us, Mr. Donohoo served as Senior Vice President and General Counsel of i2 Technologies, Inc. from August 2002 until June 2006. From September 1996 until August 2002, Mr. Donohoo served as Corporate Counsel for i2. Prior to joining i2, Mr. Donohoo was an associate at Shannon, Gracey, Ratliff & Miller, L.L.P. in Fort Worth, Texas.

Michael B. Gamble (62)	Mr. Gamble was appointed Vice President of Administration in July 2004. Mr. Gamble’s responsibility areas include Human Resources, Information Technology, and the company’s various facilities. From February 2000 to July 2004, Mr. Gamble was the General Manager of Warrenton Copper LLC in Warrenton, Missouri.

Ellen O’Hara (57)	Ms. O’Hara was appointed President of EFJohnson Company in January 2005. Prior to joining EFJohnson, Ms. O’Hara was employed by Motorola since April 1992. At Motorola she held senior level management positions including Vice President and General Manager, Radio Products Division and vice president and director of Subscriber Operations, Radio Network Solutions Group. Prior to joining Motorola, Ms. O’Hara worked for General Electric and Ericsson/GE in business development, operations and product management.

Massoud Safavi (54)	Mr. Safavi was appointed President and Chief Operating Officer of the Company’s Secured Communications division in October 2006. Mr. Safavi previously served as Senior Vice President of Finance and Chief Financial Officer of the Company beginning in October 1999 until his resignation in March 2005. Prior to joining the Company, Mr. Safavi served as Vice President and Chief Financial Officer of Xerox Engineering Systems, Inc. beginning in May 1999. In addition, Mr. Safavi served as the Chief Financial Officer for Microdyne Corp. from June 1997 to March 1999. Mr. Safavi is a C.P.A. and C.M.A.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Compensation Committee of the Board (the “Compensation Committee”) has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee ensures that total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers of similar companies.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 16, are referred to as the “named executive officers.”

We compensate our named executive officers through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the short-term and long-term interests of our stockholders. Our compensation setting process consists of establishing targeted overall compensation for each named executive officer and then allocating that compensation among base salary and incentive compensation. We then allocate a portion of the incentive compensation between the achievement of personal performance goals specific to the named executive officer and the achievement of company-wide performance goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets annually with the Chief Executive Officer to review the performance of the Company’s other named executive officers. This meeting includes an in-depth review of the performance of each named executive officer. The Compensation Committee approves all compensation decisions for the named executive officers.

The Chief Executive Officer and the Vice President of Administration assist the Compensation Committee in reviewing the performance of the other named executive officers, reviewing the relevant market compensation data and by making compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee then determines the compensation for the named executive officers, including exercising its discretion in modifying any recommendation.

Targeted Overall Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s short-term and long-term incentive-based cash and non-cash compensation to motivate the named executive officers to achieve the business goals set by the Company and reward the named executive officers for achieving such goals. To assist in establishing targeted overall compensation in 2006 for the Chief Executive Officer, i.e., the aggregate level of compensation that the Company we will pay if performance goals are fully met, we engaged Pearl Meyer & Partners, a division of Clark Consulting (“Pearl Meyer”), a nationally recognized consulting firm. Pearl Meyer provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer. In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded technology based companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group consists of twelve companies with customers, technologies, annual revenues, and market capitalizations comparable to the Company’s. In addition, the companies which comprise the Compensation Peer Group include companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. Studies such as this cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies typically include only the five most highly compensated officers at each company. Generally, this correlates to our Chief Executive Officer and the individuals who are presidents, executive vice presidents, senior vice presidents or the equivalent of the Company.

In the case of our Chief Executive Officer, we also considered (a) the performance of the Company during the eight years during which he has held his position, and (b) the anticipated level of difficulty of replacing our chief executive officer with someone of comparable experience and skill.

As to the named executive officers, other than the Chief Executive Officer, the Vice President of Administration gathers relevant market data and alternatives to consider when making compensation decisions for the named executives officers, excluding the Chief Executive Officer. After consulting with and obtaining the approval of the Chief Executive Officer, the Vice President of Administration makes a recommendation to the Compensation Committee for the short-term and long-term incentive-based cash and non-cash compensation for named executive officers, other than the Chief Executive Officer. The Compensation Committee then considers and if deemed appropriate approves the compensation for the named executive officers, including exercising its discretion in modifying any recommendation.

Based upon this analysis, the Compensation Committee approves the targeted overall compensation of our named executive officers at the appropriate levels as compared to the compensation paid to similar executives of the companies in the relevant technology sector. Variations to this targeted overall compensation may occur as dictated by the experience level of the individual, market factors, Company final results and individual goal attainment.

The Compensation Committee reviews information provided by the Chief Executive Officer, the Vice President of Administration and Pearl Meyer to determine the appropriate level and mix of incentive compensation taking into consideration past practice, the Company’s Management Incentive Program and similar industry practices. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Generally, twenty-five to fifty percent of the incentive compensation is tied to the achievement of personal performance goals and fifty to seventy-five percent is tied to the achievement of company-wide performance goals.

2006 Executive Compensation

For year ended December 31, 2006, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance based cash incentive;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salaries.    We want to provide our named executive officers with a level of assured cash compensation in the form of base salary that is competitive with the general market place. As such, base salary ranges for named executive officers are determined for each named executive officer based on his or her position and responsibility by using market data. During our review of base salaries for named executive officers, we primarily consider the market data provided from our research and by our outside consultants, internal review of the executive’s compensation, both individually and relative to other officers, and the individual performance of the executive.

Salary levels are typically considered annually by the Compensation Committee as part of the performance review process as well as upon a promotion or other change in job responsibility. Merit increases to salaries of the named executive officers are based on the assessment of the individual’s performance. The Compensation Committee reviewed the salaries for Mr. Jalbert and the other named executive officers in February 2006. For 2006, Mr. Jalbert’s base pay increased to $400,000, an increase of 8.1%. The other named executive officers received base pay increases ranging from 0.0% to increase to 3.6%.

Performance Based Cash Incentive.    The Company maintains the Management Incentive Program (“MIP”). Under the MIP, specific performance goals are established annually and approved by the Compensation Committee for a threshold and target level of performance. The MIP provides for an annual cash incentive potential payout of an amount equal to between 0% and 100% of an individual’s base salary as approved by the Compensation Committee. Under the MIP, our practice is to award annual cash incentive bonuses based upon the achievement of (i) personal performance goals unique to the named executive officer and (ii) the achievement of company-wide performance goals. For the named executive officers, twenty-five to fifty percent of the cash incentive payout is tied to the achievement of the personal performance goals and fifty to seventy-five percent is tied to the achievement of company-wide performance goals. The performance goals for the named executive officers are typically established at the beginning of each calendar year.

The MIP also provides for a partial payout in an amount equal to 50% of the maximum potential payout in the event the threshold level of performance is achieved, but the performance target is not met. Although financial performance goals are typically the primary consideration in determining cash bonuses, from time-to-time we have used and will use other objectives as well. The personal goals vary for each named executive officer depending on the particular function they perform within the Company.

For 2006, the maximum cash potential payout, as percentage of base salary, for each named executive officer was as follows:

Named Executive Officer	Percentage of Base Salary
Michael E. Jalbert	100%
Ellen O’Hara	50%
Massoud Safavi	50%
Jana Bell	40%
Michael B. Gamble	35%

For 2006, the company-wide performance goals for our named executive officers were based on the achievement of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals. We selected these goals because of their believed direct correlation with the interests of our stockholders. In 2006, neither the target nor threshold level of performance for the revenue and EBITDA goals was achieved. To the extent cash bonuses were paid, such payment to the named executive officers was based on the achievement of personal strategic and other performance goals. The named executive officers were paid a bonus for the results of 2006 as follows:

Title	Bonus Amount
Chief Executive Officer	$75,000
Chief Financial Officer	$21,750
President and COO of E.F. Johnson	$0
President and COO of Secured Wireless	$0
Vice President of Administration	$16,750

Long-Term Incentive Equity Compensation.    Historically, the primary form of equity compensation that we awarded consisted of stock options. We selected this form because it aligns key employee incentives with the interests of our stockholders. Moreover there has been an almost universal expectation by executive management of most similar companies that they would receive stock options. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R). As a result, we assessed the desirability of granting stock options, shares of restricted stock units or some combination of both to employees, including the named executive officers.

In establishing equity award levels, we generally also consider the prior equity awards that are vested and unvested. We take into consideration the exercise price of those equity awards. It is our belief that competitors who might attempt to hire away our employees would consider the prior awards, both vested and unvested, as well as the exercise price of such awards. Accordingly, to remain competitive we take this factor into consideration. As a result, we subjectively consider equity ownership in our establishment of overall targeted compensation as discussed above.

For 2006, we concluded that restricted stock, stock options or some combination of both would provide a motivating form of incentive compensation. Various long-term incentive vehicles will be reviewed during 2007 with a view to ensuring competitive, cost efficient and effective long-term incentives are offered to our employees.

The stockholders of the Company approved the 2005 Omnibus Incentive Compensation Plan on June 10, 2005 (the “2005 Plan”) which is the successor to the 1996 Incentive Stock Plan (the “1996 Plan”). With the exception of significant promotions and new hires, the Compensation Committee generally makes equity awards at the beginning of the each year following the availability of the financial results for the prior year. This timing was selected because it enables us to also consider prior year performance by the Company and our expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards. Newly hired or promoted employees, including executive officers, receive their award of stock options or restricted stock immediately following the next regularly scheduled Compensation Committee meeting following their hire date. On occasion, the Compensation Committee has also granted equity to employees, including certain of the named executive officers, in recognition of their efforts toward the achievement of a significant goal. For example, in 2006, the Compensation Committee granted our Chief Financial Officer, our former Vice President and Controller and our Vice President of Administration, as well as certain other employees, stock options under the 2005 Plan in regards to their efforts toward our acquisition of 3e Technologies International, Inc.

Historically, the stock option awards granted by the Compensation Committee to named executive officers and employees are “time based.” In order for the stock option to be earned, the recipient must remain employed by the Company or one of its subsidiaries, for a specified period of time after the stock option is granted. Generally, stock options granted under the 2005 Plan are earned ratably over a four year period. The exercise price of the stock options is the closing price of our stock on the day the stock options are granted. Stock options are granted and the exercise price is set on the date the Compensation Committee approves the grant.

As noted above, the Compensation Committee began assessing the use of restricted stock for long-term incentive equity compensation. As such, in 2005, we issued 100,000 shares of restricted stock to our Chief Executive Officer under the 2005 Plan. These shares of restricted stock are “performance based” and, therefore, vest upon the achievement of certain financial targets by the end of 2008 as more fully described below. In 2006, we issued 82,500 shares of restricted stock to our Chief Executive Officer under the 2005 Plan. 62,500 of these shares of restricted stock are “time based” and fully vest on the third anniversary of the grant date. 20,000 of these shares of restricted stock are performance based and vest on the same terms as the 100,000 shares of restricted stock issued in 2005. To date, no other employee has been issued shares of restricted stock. As more fully described in “Director Compensation” below, the Directors were awarded performance based restricted stock in 2005.

As noted above, the 100,000 shares of restricted stock granted in 2005 and 20,000 shares of restricted stock granted in 2006 to our Chief Executive Officer are “performance based”. In order for the restricted stock to vest, the Company must achieve certain performance goals by the end of 2008. The Chief Executive Officer also must remain employed by the Company during that period. The Compensation Committee did not believe that an “all or nothing” approach was appropriate. Rather, the performance goals are scaled so that the Chief Executive Officer can receive a portion of the 100,000 and 20,000 shares of restricted stock in the event that acceptable, but not the targeted, results are achieved. If achievement of the performance goals is between 80% and 100% of the target, then the shares of restricted stock will vest in an amount equal to the percentage of the target achieved. For example, if only 90% of the target is achieved, then only 90% of the shares of restricted stock will vest. No vesting will occur if less then 80% of the target is achieved. The targets for performance reflect the Company’s confidential strategic plans, and we do not disclose the targets publicly for competitive reasons. In the event the Chief Executive Officer retires on or after October 14, 2008, the Chief Executive Officer shall be given credit for service as if he remained employed by the Company through the specified vesting period in regards to the vesting of the 100,000, 20,000 and 62,500 shares of restricted stock. However, the performance targets for the 100,000 and 20,000 shares of restricted stock must be achieved in order for the Chief Executive Officer to vest regardless of the retirement.

Perquisites and Other Personal Benefits.    The Company provides named executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

All the named executive officers are provided an annual medical physical. In addition, certain of the named executive officers are provided tax preparation assistance, and membership in certain country clubs.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the “Summary Compensation Table on page 16 and the associated footnotes.

The Company has entered into Employment Agreements with certain key employees, including the named executive officers. The Employment Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Payments Made Upon a Change of Control” on page 20.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs.    In 2006, the named executive officers were eligible to receive health care coverage that is generally available to other Company employees, as well as an annual physical examination that is more extensive than that provided under the Company’s standard plans.

The Company maintains a tax-qualified 401(k) Plan pursuant which provides for broad-based employee participation. Under the 401(k) Plan, after one year of service all Company employees are eligible to receive matching contributions from the Company that are subject to vesting over time. The Company matches employee contributions up to 50% of the first six percent (6%) of an employee’s contribution. They are calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits, and are subject to vesting. The Company contributed portion vests as follows: less than 2 years of service – 0%; upon completion of 2 years of service – 25%; upon completion of three years of service – 50%; upon completion of four years of service – 75%; upon completion of five years of service – 100%. When we calculate targeted overall compensation for named executive officers, we factor in the benefits expected to be received under the 401(k) plan. In 2006, all of the named executive officers participated in the 401(k) plan, with the exception of James S. Hoover.

The Company does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

The Company also offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow the Company to remain competitive for employee talent, and the Company believes that the availability of the benefit programs generally enhances employee productivity and loyalty to the Company. The main objectives of the Company’s benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Thomas R. Thomsen, Chairman                Mark S. Newman

Veronica A. Haggart                                  Winston J. Wade

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Michael E. Jalbert Chairman and Chief Executive Officer	2006	$400,000	—	$378,638(3)	$231,793(4)	$75,000	0	$47,319(5)	$1,132,750

Jana A. Bell Senior Vice President and Chief Financial Officer	2006	$217,560	—	0	$142,668(6)	$21,750	0	$9,751(7)	$391,729

Ellen O’Hara President and Chief Operating Officer – EF Johnson Company	2006	$260,000	—	0	$279,650(8)	—	0	$7,812(9)	$547,462

Massoud Safavi President and Chief Operating Officer – Secured Communications (10)	2006	$53,550	—	0	$67,764(11)	—	0	$2,293(12)	$123,607

Michael B. Gamble Senior Vice President, Administration	2006	$145,040	—	0	$82,579(13)	$16,750	0	$7,005(14)	$251,374

(1)	Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, disregarding for this purpose the estimate for forfeitures, in accordance with FAS 123(R) for stock awards granted in 2005 and 2006 to the named executive officer. No stock awards were granted previous to 2005. See Notes 1, 12 and 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R. The only award of restricted stock in 2006 was to our Chief Executive Officer in the amount of 62,500 shares.

(2)	Amounts represent the aggregate expense recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123(R), except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Includes $189,328 for twelve months of compensation cost pursuant to FAS 123(R) of a 100,000 restricted stock award granted in November 2005 that will vest 100% in 2008 if certain performance targets are met and $189,310 for ten months of compensation cost pursuant to FAS 123(R) of a 62,500 restricted stock award granted in March 2006 and will fully vest on the third anniversary of the grant date, unless earlier vested upon the retirement of Mr. Jalbert in October 2008.

(4)	Includes $5,090 for twelve months of compensation cost pursuant to FAS 123(R) of a 50,000 stock option award granted in January 2002 of which 40,000 were exercised and sold in March of 2006, $13,763 for twelve months of compensation cost pursuant to FAS 123(R) of a 50,000 stock option award granted in January 2003 of which 20,000 were exercised and sold in March 2006, $144,140 for twelve months of compensation cost pursuant to FAS 123(R) of a 125,000 stock option award granted in March 2004 that partially vested in 2006, and $68,800 for twelve months of compensation cost pursuant to FAS 123(R) of a 50,000 stock option award granted in February 2005 that partially vested in 2006.

(5)	Includes contributions of $5,042 by the Company to the individuals 401(k) retirement account, $1,462 for an annual physical, $21,972 for a club membership, $6,585 for season tickets to sporting events, $9,790 for the premiums on a one million life insurance policy, and $2,468 for financial planning.

(6)	Includes $139,825 for twelve months of compensation cost pursuant to FAS 123(R) of a 100,000 stock option award granted in February 2005 that partially vested in 2006 and $2,843 for five months of compensation cost pursuant to FAS 123(R) of a 5,750 stock option award granted in July 2006 that partially vested in 2006.

(7)	Includes contributions of $3,973 by the Company to the individual’s 401(k) retirement account, $2,230 for an annual physical and $4,066 for a club membership.

(8)	Includes $279,650 for twelve months of compensation cost pursuant to FAS 123(R) of a 200,000 stock option award granted in February 2005 that partially vested in 2006.

(9)	Includes contributions of $4,800 by the Company to the individual’s 401(k) retirement account and $3,012 for an annual physical.

(10)	Mr. Safavi joined the Company in October 2006 as President and Chief Operating Officer of the Secured Communications division. Mr. Safavi’s annual base salary for 2006 was $260,000.
(11)	Includes $33,969 for three months of compensation cost pursuant to FAS 123(R) of a 100,000 stock option award granted in October 2006 when Mr. Safavi rejoined the Company, $28,828 for six months of compensation cost pursuant to FAS 123(R) of a 50,000 stock option award granted in 2004 but forfeited in 2006 upon Mr. Safavi’s resignation, $1,527 for six month of compensation cost pursuant to FAS 123(R) of a 29,995 stock option award granted in 2002 but forfeited in 2006 upon Mr. Safavi’s resignation and $3,440 for six month compensation cost pursuant to FAS 123(R) of a $25,000 stock option award granted in 2003 but forfeited in 2006 upon Mr. Safavi’s resignation.

(12)	Includes contributions of $2,293 by the Company to the individual’s 401(k) retirement account.

(13)	Includes $2,268 for five months of compensation cost pursuant to FAS 123(R) of a 4,600 stock option award granted in July 2006, $1,468 for ten months of compensation cost pursuant to FAS 123(R) of a 1,000 stock option award granted in March 2006, $1,423 for twelve months of compensation cost pursuant to FAS 123(R) of a 1,000 stock option award granted in January 2005, $77,146 for twelve months of compensation cost pursuant to FAS 123(R) of a 75,000 stock option award granted in October 2004.

(14)	Includes contributions of $4,299 by the Company to the individual’s 401(k) retirement account and $2,706 for an annual physical.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the options and restricted stock granted during the fiscal year ended December 31, 2006 to each of our executive officers listed in the summary Compensation Table as shown under the caption “Executive Compensation.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Michael E. Jalbert	03/09/06	—	—	—	—	—	—	62,500	—	—	$701,875
		200,000	400,000	400,000	—	—	—	—	—	—	—

Ellen O’Hara		65,000	130,000	130,000	—	—	—	—	—	—	—

Jana A. Bell	07/26/06	—	—	—	—	—	—	—	5,750	$6.64	26,220
		43,512	87,024	87,024	—	—	—	—			—

Massoud Safavi	10/02/06	—	—	—	—	—	—	—	100,000	$7.39	545,000

Michael B. Gamble	03/09/06	—	—	—	—	—	—	—	1,000	$11.23	7,220
	07/26/06	—	—	—	—	—	—	—	4,600	$6.64	20,976
		25,382	50,764	50,764	—	—	—	—	—	—	—

(1)	The amounts assume each of the executives earned 100% of his personal performance measure; actual payouts of the awards for 2006 are shown in the Summary Compensation Table. The threshold levels represent the bonus amounts payable if the minimum performance requirements are met for each performance measure.

(2)

The exercise price of the stock option awards is equal to the closing price of the common stock as reported by The NASDAQ Global Select Market® on the date the stock option award was approved by the Compensation Committee.

(3)	The grant date fair value is the value of awards granted in 2006 as determined in accordance with FAS No. 123(R) disregarding that the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above at the fiscal year ended December 31, 2006.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exer- cisable	Unexer- cisable
Michael E. Jalbert	—	—				62,500(1)	$421,875(2)
	—	—						100,000(3)	$675,000(2)
	—	10,000(4)		$0.51	01/28/12
	10,000	20,000(4)		$1.7	01/27/13
	50,000	75,000(4)		$7.10	04/28/14
	10,000	40,000(4)		$8.46	02/15/15

Jana A. Bell	10,000	90,000(5)		$9.10	02/01/15
	—	5,750(6)		$6.64	07/26/13

Ellen O’Hara	20,000	180,000(5)		$9.10	02/01/15

Massoud Safavi	—	100,000(6)		$7.39	10/01/13

Michael B. Gamble	—	75,000(4)		$7.15	10/01/14
	—	1,000(4)		$8.79	01/14/15
	—	1,000(4)		$11.23	03/09/13
	—	4,600(6)		$6.64	07/26/13

Robert C. Donohoo	—	100,000(6)		$6.11	07/10/13

James S. Hoover	—	5,000(6)		$7.88	10/25/13

(1)	The restricted stock vests 100% on March 9, 2009.

(2)	Market Value based on the closing price of the Company’s stock on December 31, 2006 as reported on the Nasdaq Global Market System.

(3)	The restricted stock vests upon the achievement of certain financial performance goals.

(4)	The stock options were granted pursuant to the 1996 Stock Incentive Plan and vest 20% per year on each anniversary of the grant date of each stock option.

(5)	The stock options vest in accordance with the following schedule: 10% on 02/01/06; 20% on 02/01/07, 02/01/08, 02/01/09, 02/01/10; and 10% on 02/01/11.

(6)	The stock options were granted pursuant to the 2005 Omnibus Incentive Compensation Plan and vest 25% per year on each anniversary of the grant date of each stock option.

Option Exercises and Stock Vested Table

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during the year ended December 31, 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Jalbert	40,000	$400,816

Michael E. Jalbert	20,000	$176,608

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into employment agreements with all the named executive officers, except as noted below. As such, the potential payments upon termination or a change of control vary with each named executive officer depending on the terms set forth in their employment agreement. The narrative description and tables below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment under the circumstances described. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Michael E. Jalbert

On October 15, 2002, we entered into an Employment Agreement (the “Jalbert Agreement”) with Michael E. Jalbert, our Chairman of the Board, President and Chief Executive Officer, for a term beginning on October 15, 2002 and ending October 14, 2004. In accordance with its terms, the Jalbert Agreement automatically renewed for two consecutive two-year periods ending October 14, 2008. If Mr. Jalbert is employed by us on October 14, 2008, Mr. Jalbert’s employment will terminate and he may be eligible for certain retirement benefits including employee group and disability insurance, office space and administrative support. Mr. Jalbert will be entitled to receive such retirement benefits if he subsequently does not enter into a fulltime employment relationship with a third party.

Retirement Benefits.    Upon retirement, Mr. Jalbert shall receive payment for the full amount of his accrued but unused vacation, be given the computer which he utilized while in the employ of the Company, receive health and dental benefits for himself and his dependents for one year following his retirement.

Potential Payment upon Termination After a Change of Control.    In the event of termination of the Jalbert Agreement after a change in control then the following shall apply: (1) all of Mr. Jalbert’s unvested options and restricted stock shall vest immediately; (2) we shall pay Mr. Jalbert a lump sum severance payment equal to three years of base salary and will consider providing a transaction bonus; and (3) Mr. Jalbert will continue to receive all benefits for one year after termination. A change in control is defined in the agreement as a change in the ownership of EFJ, or a sale, assignment or transfers of all or substantially all of its assets which results in a forced change in the majority of the Board.

Benefit	Retirement	Death	Disability	Termination for Good Cause	Termination without Good Cause by Company Other Than Retirement, Death or Disability	Involuntary Termination Following a Change of Control
Cash Severance	—	$425,000	$425,000	—	$425,000	$1,275,000
Acceleration of Equity Awards:
Stock Options (1)	—	—	—	—	—	$163,400
Restricted Stock (2)	—	$1,231,875	$1,231,875	—	$1,231,875	$1,231,875
Health Benefits	$5,908	—	$5,908	—	$5,908	$5,908
Life Insurance	$4,895	$1,000,000	$4,895	—	$4,895	$4,895
Office and Admin. Support	$14,731	—	—	—	—	—
Total	$25,534	$2,656,875	$1,667,678	—	$1,667,678	$2,681,078

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2006 of restricted stock the vesting of which accelerates in connection with the specified event. Pursuant to the terms of the award, in the event of death or disability the restricted stock will continue to vest in the same manner as if Mr. Jalbert were still employed by the Company.

Ellen O’Hara

On January 6, 2005, we entered into an Employment Agreement (the “O’Hara Agreement”) with Ellen O’Hara, the President and Chief Operating Officer of E.F. Johnson Company.

Change of Control.    Pursuant to the O’Hara Agreement, in the event of a change of control, Ms. O’Hara is entitled to receive a bonus to be negotiated at or near the time of the change of control in the event Ms. O’Hara remains in the employ of the Company for six months following the change of control. In the event of termination, other than for “cause” within one year after a change in control, she will be entitled to the following: (1) the vesting of all of Ms. O’Hara’s unvested stock options; (2) the payment of an amount equal to two years of her then base salary; and (3) the continuation of medical benefits equal to the medical benefits provided to employees of the Company for two years after her termination.

Termination of Employment.    Pursuant to the O’Hara Agreement, if the Company terminates Ms. O’Hara’s employment for cause, Ms. O’Hara shall not be entitled to any further benefits from the Company. In the event the Company terminates Ms. O’Hara’s employment for reasons other than for cause, Ms. O’Hara shall be entitled to the following: (1) the payment of an amount equal to one year of her then base salary; (2) the continuation of medical benefits for one year.

Benefits	Termination without Cause by Company	Involuntary Termination Following a Change of Control
Cash Severance	$260,000	$520,000
Stock Options (1)	—	—
Health Benefits	$5,511	$11,022
Total	$265,511	$531,022

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options the vesting of which accelerates in connection with the specified event. As of December 31, 2006, the exercise price exceeded the fair market value of the underlying shares.

Jana Ahlfinger Bell

On February 1, 2005, we entered into an Employment Agreement (the “Bell Agreement”) with Jana Ahlfinger Bell. Ms. Bell was hired as the Company’s Vice President of Special Projects. On March 15, 2005, the Company appointed Ms. Bell as the Company’s Chief Financial Officer.

Change of Control.    In the event of termination of Ms. Bell’s employment after a change in control, as defined in such agreement, then the following shall apply: (1) all of Ms. Bell’s unvested options shall vest immediately; and (2) we shall pay Ms. Bell a lump sum severance payment equal to one year of base salary. A change in control is defined in the agreement as a change in the ownership of EFJ or a sale, assignment or transfer of all or substantially all of its assets. The Bell Agreement also contains confidentiality and non-compete obligations.

Termination of Employment.    Pursuant to the Bell Agreement, if the Company terminates Ms. Bell’s employment for cause, Ms. Bell shall not be entitled to any further benefits from the Company. In the event the Company terminates Ms. Bell’s employment for reasons other than for cause, Ms. Bell shall be entitled to the payment of an amount equal to one year of her then base salary.

Benefits	Termination without Cause by Company	Involuntary Termination Following a Change of Control
Cash Severance	$239,500	$239,500
Stock Options (1)	—	—
Total	$239,500	$239,500

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options the vesting of which accelerates in connection with the specified event. As of December 31, 2006, the exercise price exceeded the fair market value of the underlying shares.

Massoud Safavi

On October 1, 2006, we entered into an agreement with Massoud Safavi whereby Mr. Safavi was appointed as the President and Chief Operating Officer of the Company’s Secured Communications division (the “Safavi Agreement”).

Change of Control.    In the event of termination of Mr. Safavi’s employment after a change in control, as defined in such agreement, then the following shall apply: (1) all of Mr. Safavi’s unvested options shall vest immediately; (2) we shall pay Mr. Safavi a lump sum severance payment equal to two years of base salary; (3) we shall pay Mr. Safavi a lump sum payment in lieu of medical benefits equal to the Company’s COBRA contribution for one year; and (4) consideration of a transaction bonus if deemed appropriate by the Board of Directors of the Company.

Termination of Employment.    Pursuant to the Safavi Agreement, if the Company terminates Mr. Safavi’s employment for cause, Mr. Safavi shall not be entitled to any further benefits from the Company. In the event the Company terminates Mr. Safavi’s employment for reasons other than for cause, Mr. Safavi shall be entitled to the payment of an amount equal to one year of his then base salary and the continuation of medical benefits for one year.

Benefits	Termination without Cause by Company	Involuntary Termination Following a Change of Control
Cash Severance	$260,000	$520,000
Stock Options (1)	—	—
Lump Sum Payment in Lieu of COBRA	$14,080	—
Medical Benefits		$12,171
Total	$274,080	$532,171

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options the vesting of which accelerates in connection with the specified event. As of December 31, 2006, the exercise price exceeded the fair market value of the underlying shares.

Robert C. Donohoo

On June 2, 2006, we entered into an Employment Agreement (the “Donohoo Agreement”) with Robert C. Donohoo. Mr. Donohoo was hired as the Company’s Senior Vice President and General Counsel.

Change of Control.    In the event of termination of the Donohoo Agreement after a change in control, as defined in such agreement, then the following shall apply: (1) all of Mr. Donohoo’s unvested options shall vest immediately; and (2) we shall pay Mr. Donohoo a lump sum severance payment equal to one year of base salary. A change in control is defined in the agreement as a change in the ownership of EFJ or a sale, assignment or transfer of all or substantially all of its assets. The Donohoo Agreement also contains confidentiality and non-compete obligations.

Termination of Employment.    Pursuant to the Donohoo Agreement, if the Company terminates Mr. Donohoo’s employment for cause, Mr. Donohoo shall not be entitled to any further benefits from the Company. In the event the Company terminates Mr. Donohoo’s employment for reasons other than for cause, Mr. Donohoo shall be entitled to the payment of an amount equal to one year of her then base salary.

Benefits	Termination without Cause by Company	Involuntary Termination Following a Change of Control
Cash Severance	$200,000	$200,000
Stock Options (1)	—	64,000
Total	$200,000	$264,000

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2006 over the exercise price of all unvested options the vesting of which accelerates in connection with the specified event.

Michael B. Gamble and James S. Hoover

Neither Messrs. Gamble nor Hoover has an employment agreement with the Company. As of December 31, 2006, in the event of their termination without cause, the Company’s policy would provide Mr. Gamble a lump sum payment equal to four weeks of his base salary, or approximately $11,157 and Mr. Hoover a lump sum payment equal to three weeks of his base salary, or approximately $8,076.

In addition to the lump sum severance payment, Messrs. Gamble and Hoover are entitled to a pro-rata share of incentive award payments, outplacement services up to a maximum of $5,000 to be provided during the 12 weeks after the employee is separated, and continuation of medical and dental benefits at employee rates through the end of the month during which the Messrs. Gamble or Hoover last receives any portion of their base salary. At December 31, 2006, the value of each of these benefits would have been: (1) pro rata share of incentive award payments – Mr. Gamble $16,750, Mr. Hoover – $0; (2) outplacement services – Mr. Gamble $9,000, Mr. Hoover $9,000; (3) continuation of medical and dental – Mr. Gamble $0, Mr. Hoover $0. Payment of all severance benefits is expressly conditioned upon the Eligible Employee signing a Release of all claims against the Company.

DIRECTOR COMPENSATION

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	survey data collected by our human resources department, including the 2006 National Association of Corporate Directors Compensation Report; and

•	information obtained directly from other companies.

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2006, members of the Board who are not employees of the Company are entitled to receive cash compensation in accordance with the following:

Board of Directors’ Quarterly Retainer	$7,500

Audit Committee Quarterly Retainer	$1,750

Audit Committee Chairperson Quarterly Retainer	$1,250

Non-Audit Committee Quarterly Retainer	$1,250

Non-Audit Committee Chairperson Quarterly Retainer	$750

Members of our Board of Directors who are employees receive no compensation for their service as a Board member.

Equity Programs

1999 Non-Employee Director Stock Purchase Plan.    Under the 1999 Non-Employee Director Stock Purchase Plan, each non-employee Director may elect to receive shares of the Company’s common stock in lieu of some or all of their cash compensation for participation on the Board of Directors. The number of shares of common stock to be issued to such Directors is based upon the average of the closing price of a share of Common Stock during the last ten (10) trading days preceding the last business day of the relevant calendar quarter. In 2006, Veronica Haggart and Thomas Thomsen elected to participate in the plan. As such, Ms. Haggart received 50% and Mr. Thomsen received 25% of their cash compensation in the form of the Company’s common stock.

Expenses and Benefits.    We reimburse all directors for out-of-pocket and travel expenses incurred in attending Board meetings.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward H. Bersoff	$45,500	—	(1)	—	(1)	—	—	—	$45,500
Veronica A. Haggart	$21,125	$21,125	(2)	—	(2)	—	—	—	$42,250
Mark S. Newman	$42,000	—	(3)	—	(3)	—	—	—	$42,000
Thomas R. Thomsen	$34,687	$11,563	(4)	—	(4)	—	—	—	$46,250
Winston J. Wade	$49,250	—	(5)	—	(5)	—	—	—	$49,250

(1)	As of December 31, 2006, Mr. Bersoff held 10,000 restricted shares subject to performance based vesting and 41,000 stock options.

(2)	As of December 31, 2006, Ms. Haggart held 10,000 restricted shares subject to performance based vesting and 30,000 stock options. The $21,125 represents the value as of the date of each award of the Company’s common stock issued pursuant to the 1999 Non-Employee Director Stock Purchase Plan in lieu of cash compensation.

(3)	As of December 31, 2006, Mr. Newman held 10,000 restricted shares subject to performance based vesting and 10,000 stock options.

(4)	As of December 31, 2006, Mr. Thomsen held 10,000 restricted shares subject to performance based vesting and 43,311 stock options. The $11,563 represents the value as of the date of each award of the Company’s common stock issued pursuant to the 1999 Non-Employee Director Stock Purchase Plan in lieu of cash compensation.

(5)	As of December 31, 2006, Mr. Wade held 10,000 restricted shares subject to performance based vesting and 33,311 stock options.

AUDIT COMMITTEE DISCLOSURE

Selection of Independent Public Accountants

The Audit Committee has selected Grant Thornton to serve as the independent auditor of EFJ for the fiscal year ended December 31, 2006.

Fees

The Audit Committee selected and approved Grant Thornton to serve as the Company’s independent auditor for the fiscal years ended December 31, 2006, 2005 and 2004. A representative of Grant Thornton meets with the Audit Committee on a quarterly basis, prior to issuance of the quarterly and annual reports on Form 10-Q and 10-K, respectively. All non-audit services provided to the Company by Grant Thornton are properly approved by the Audit Committee in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X of the Securities and Exchange Act.

During 2006 and 2005, the Company retained its independent auditor, Grant Thornton, to provide services in the following categories and amounts:

Description of Service	2006	2005
Audit Fees (1)	$635,010	$697,591
Audit-Related Fees (2)	75,836	15,838
Tax Fees (3)	—	5,175
All Other Fees (4)	$—	$22,979

(1)    Audit Fees.    Amounts include fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements, including services rendered in connection with reporting on internal controls in accordance with Sarbanes-Oxley Act Section 404, and review of the financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)    Audit-Related Fees.    Amounts relate, respectively, to consultations regarding assistance with SEC compliance matters and the audit of the Company’s 401(k) Plan.

(3)    Tax Fees.    Amounts include professional services rendered for income tax compliance, advice, planning, return preparation and other tax-related matters.

(4)    All Other Fees.    Amounts include professional services rendered related to a third-party request for verification of management representations.

In regards to the principal accountant’s audit of the Company’s financial statements for the years ended December 31, 2006 and 2005, all work was performed by persons who are full-time, permanent employees of the principal accountant.

The Audit Committee pre-approves the engagement of the auditor to audit the Company’s and its subsidiary’s financial statements and all services related to all audit, review and attest reports performed by the independent auditor. In addition, the Audit Committee pre-approves all other permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Committee has considered whether the provision of information technology services, if any and other non-audit services are compatible with maintaining the independence of the Company’s principal accountant.

Audit Committee Report

The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of EFJ.

The Audit Committee operates pursuant to a written charter first adopted by the Board on January 25, 2000, and subsequently amended in 2002 and 2003. A copy of the audit committee charter was included as an appendix to our proxy statement for our 2004 annual meeting and is available on our website at www.efji.com/committees.asp.

Pursuant to the Charter, the Audit Committee has the following responsibilities:

•	To monitor the preparation of quarterly and annual financial reports;

•	To review the adequacy of internal control systems and financial reporting procedures with management and independent auditors; and

•	To review the general scope of the annual audit and the fees charged by the independent auditors.

In discharging its oversight responsibility the Audit Committee has met and held discussions with management and Grant Thornton, the independent auditors for EFJ. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also obtained from the independent auditors a formal written statement describing all relationships between us and the auditors that bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee discussed with the independent auditors any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board approve the inclusion of EFJ’s audited financial statements in EFJ’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Board’s Audit Committee:

Edward H. Bersoff, Chairman

Mark S. Newman

Thomas R. Thomsen

Winston J. Wade

Date: April 30, 2007

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, officers, and persons directly and indirectly the beneficial owners of more than 10% of any class of any of our equity securities (other than exempted securities) which are registered pursuant to Section 12 of the Exchange Act, to file reports of ownership and changes in ownership with the SEC and to provide us with copies of the reports. To our knowledge, based solely on review of copies of such reports furnished to us, we believe that for the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with by such persons, excluding one Form 4 Report that was filed late each for Messrs. Hart and Gamble each relating to one transaction and Ms. Bell and one Form 3/A that was filed late for Ms. Bell and O’Hara each relating to one transaction. Mr. Hart was formerly an officer of the company.

SECURITY OWNERSHIP

Beneficial Stock Ownership of Certain Stockholders and Management

As of April 16, 2007, there were 26,030,867 shares of the Company’s common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the annual meeting.

The following table sets forth certain information as of April 12, 2007 with respect to the beneficial ownership of our common stock with respect to (i) each person we know who beneficially owns five percent (5%) or more of our common stock, (ii) each of our directors, (iii) each of our executive officers that is named in the Summary Compensation Table, and (iv) our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)		Percent of Class(2)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,420,500	(3)	13.15%

ICM Asset Management 601 W. Main Ave, Suite 600 Spokane, WA 99201	2,936,931	(3)	11.3%

Putnam Investments One Post Office Squire Boston, MA 02109	1,835,068	(3)	7.1%

Michael E. Jalbert	327,500	(4)	1.3%
Thomas R. Thomsen	64,355	(5)	*
Winston J. Wade	51,423	(6)	*
Veronica A. Haggart	42,853	(7)	*
Edward H. Bersoff	47,000	(8)	*
Mark S. Newman	12,000	(9)	*
Ellen O’Hara	44,000	(10)	*
Jana Ahlfinger Bell	23,300	(11)	*
Michael B. Gamble	34,740	(12)	*
Robert C. Donohoo	6,400		*
James Hoover	—		*
All current executive officers and directors as a group (10 persons)	653,571		2.1%

*	Less than 1%

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you “beneficially” own our common stock not only if you hold it directly, but also if you directly or indirectly through a relationship, a position as a director or trustee, or a contract or understanding have or share the power to vote the stock, to invest it, to sell it, or you currently have the right to acquire it within 60 days of April 12, 2007.

(2)	Shares of our common stock issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 12, 2007, are considered outstanding for computing the percentage of the person holding those options but are not considered outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power, if any, with respect to all shares of our common stock each beneficially owns.

(3)	Pursuant to a Form 13G filed with the Company as of March 31, 2007.

(4)	Includes 125,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007, 120,000 shares of performance-based vesting restricted stock and 62,500 share of time based vesting restricted stock.

(5)	Includes 29,311 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007 and 10,000 shares of performance-based vesting restricted stock.

(6)	Includes 21,311 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007 and 10,000 shares of performance-based vesting restricted stock.

(7)	Includes 16,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007 and 10,000 shares of performance-based vesting restricted stock.

(8)	Includes 27,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007 and 10,000 shares of performance-based vesting restricted stock.

(9)	Includes 2,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007 and 10,000 shares of performance-based vesting restricted stock.

(10)	Includes 40,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007.

(11)	Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007.

(12)	Includes 34,000 shares subject to options currently exercisable or exercisable within 60 days following April 12, 2007

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2006. Information is included for both equity compensation plans approved by our stockholders. We currently maintain two equity compensation plans, the 1996 Stock Incentive Plan and the 2005 Omnibus Incentive Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 1996 Stock Incentive Plan and the 2005 Omnibus Incentive Plan as of December 31, 2006.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)(2)	1,503,672	$6.91	613,250	(3)
Equity compensation plans not approved by security holders	0	0	0

Total	1,503,672	$6.91	613,250

(1)	Under the 2005 Omnibus Incentive Plan, The Compensation Committee may make various stock-based awards. In addition, shares covered by outstanding awards become available for new awards if, among other things, the outstanding awards are forfeited or otherwise are terminated before the awards vest and shares are issued.

(2)	The 1996 Stock Incentive Plan terminated under its own terms on December 31, 2006. As such, there are no securities remaining for future Issuance under this Plan.

In addition, the Company maintains the 1999 Non-Employee Director Stock Purchase Plan under which the non-employee directors of the Company may elect to receive some or all of their compensation for serving on the Board of Directors of the Company in the form of Company common stock. During 2006, Veronica Haggart and Thomas Thomsen elected to participate in the 1999 Plan. As of December 31, 2006, there were 79,963 shares available for issuance under this Plan.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposals to be considered by us for inclusion in our proxy statement and form of proxy card for our 2008 annual meeting of stockholders, expected to be held in May 2008, must be received by us at our offices in Irving, Texas, addressed to our Secretary, not later than December 26, 2006 (120 days prior to the first anniversary of this proxy statement). Stockholder proposals to be presented at the 2008 Annual Meeting of Stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than November 26, 2007, nor later than December 26, 2007, in accordance with the procedures in the Company’s Bylaws. Stockholder proposals must comply with applicable Delaware law, certain rules and regulations promulgated by the SEC and the procedures set forth in our Bylaws.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

PROXY

DATE:	June 8, 2007
TIME:	10:00 a.m.
PLACE:	The Tower Club
8000 Tower Crescent Drive
Vienna, VA 22182

EFJ, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Michael E. Jalbert and Jana Bell, and each of them, with full power of substitution, are hereby appointed proxy to vote all the stock of EFJ, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders on June 8, 2007, and at any adjournments thereof, to be held at The Tower Club, 8000 Towers Crescent Drive, Vienna, VA 22182, as follows:

The Board of Directors recommends that you vote “FOR” Elect Two Directors.

PROPOSAL ONE: ELECT TWO DIRECTORS

☐ FOR the Nominees listed below (except as indicated below)	☐ WITHHOLD AUTHORITY to vote for Nominees listed below

Veronica A. Haggart

Thomas R. Thomsen

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF INCLUDING PROCEDURAL AND OTHER MATTERS RELATING TO THE CONDUCT OF THE MEETING.

Please sign exactly as name appears hereon.

Dated: , 2007

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please indicate as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.